Exhibit 99.1

China Digital Announces Termination of Agreement to Acquire Zhuo Tong Power Supply

Company Provides Revised Revenue and Earnings Guidance

LOS ANGELES, and SHENZHEN, China, June 26 /PRNewswire-FirstCall/ -- China Digital Communication Group (OTC Bulletin Board: CHID - News), one of the fastest growing battery components manufacturers in China, announced today that the company’s board of directors has voted to terminate its previously announced agreement to acquire Zhuo Tong Power Supply Company.

China Digital CEO Ran Liang, said, “We were unable to conclude a final agreement that was favorable for our shareholders. Therefore, our board of directors has voted to not proceed with the acquisition. However, we remain on track to conclude our acquisition of Galaxy View International, Ltd., which operates through its wholly owned subsidiary Sono Digital, a leading supplier of third-generation (3G) communications technology and equipment in China. This continues to be an area of high interest to our company, and we will continue to seek out appropriate opportunities in this market segment.”

As a result of the termination of the agreement to acquire Zhuo Tong, the company revised its previously announced guidance. Assuming the acquisition of Galaxy View is successfully concluded in 2006, the company said it is targeting 2007 revenue of $30.7 million and net income of $10.1 million with fully diluted EPS of $0.16 per share. Revenue and earnings in 2006 will be determined by the timing of the Galaxy View acquisition. In 2005, Galaxy View had unaudited revenues of $6 million and unaudited net income of $2 million.

The company emphasizes that the foregoing statements regarding targets for 2007 are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

About China Digital Communication Group

China Digital Communication Group, through its wholly owned subsidiary, Shenzhen E’Jenie Science and Technology Co., Ltd. (E’Jenie), is one of China’s leading manufacturers and developers of advanced telecommunications equipment. E’Jenie sells advanced high-quality lithium-ion battery shell and cap products to all major lithium-ion battery cell manufacturers in China. E’Jenie’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices. China Digital Communication Group is continuing its expansion across East Asia, while seeking distribution partners and acquisitions in new global markets, including the United States. For more information, visit http://www.chinadigitalgroup.com or contact Roy Teng of China Digital, (310) 461-1322, e-mail: info@chinadigitalgroup.com.

An investment profile on China Digital Communication Group may be found at http://www.hawkassociates.com/chinadigital/profile.php.

For investor relations information regarding China Digital Communication Group, contact Frank Hawkins or Ken AuYeung, Hawk Associates, at (305) 451- 1888, e-mail: info@hawkassociates.com . An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the company’s most recent annual report and other filings with the Securities and Exchange Commission.